Exhibit 4b5ii

[STRONGBOW EXPLORATION INC. – LETTERHEAD]

August 20, 2004

VIA FACSIMILE

Tournigan Gold Corporation
Suite 480, 650 West Georgia Street
Vancouver British Columbia
V6B 4N9

Attention:

Mr. Damien Reynolds, President

Dear Sirs:

Re:

Sale of Ulster Minerals Limited ("Ulster")

As we have advised:

(a)

there is an outstanding debt of Ulster owed to Strongbow Exploration Inc. ("Strongbow") in the amount of approximately £4,650,000; and

(b)

the 2% net smelter returns royalty payable in respect of the Curraghinalt property was agreed to be granted and paid by Strongbow (not Ulster).

The existence of the royalty was disclosed to Tournigan Gold Corporation ("TGC") in our original Option Agreement in respect of the Curraghinalt property.  The terms of the sale of the issued shares of Ulster to TGC under the letter agreement (the "Agreement") dated February 12, 2004 among Strongbow, Ulster and TGC does not contemplate any assignment of this debt.

Strongbow hereby confirms its agreement with TGC to amend the terms of the sale of the issued shares of Ulster to TGC under the letter agreement (the "Agreement") dated February 12, 2004 among Strongbow, Ulster and TGC.  As agreed, Strongbow is prepared to assign the outstanding debt of Ulster to TGC on closing of the purchase and sale of the issued shares of Ulster, subject to Ulster agreeing to grant and pay the royalty and the royalty holder, Minco plc. ("Minco"), agreeing to release Strongbow in respect of its obligations to grant and pay the royalty.

By TGC countersigning this letter below, Strongbow, Ulster and TGC agree that, subject to Minco agreeing to release Strongbow in respect of its obligations to grant and pay the royalty, the Agreement is hereby amended as follows:

(a)

the second (unnumbered) paragraph of the Agreement is amended by adding the words "and all of the debts of Ulster payable to Strongbow" immediately after the words "outstanding shares of Ulster".

(b)

Section 1 of the Agreement is amended by adding the words "and all of the debts of Ulster payable to Strongbow as of the Closing (defined below) (the "Ulster Shareholder Loans")" before the words "to Tournigan".

(c)

Section 2 of the Agreement is amended by adding the words "and the Ulster Shareholder Loans" after the words "Ulster Shares" in the opening wording of such section, adding before the semi-colon at the end of clause (a) "in respect of the Ulster Shares" and adding at the end of the first sentence in clause (b) "in respect of the Ulster Shareholder Loans".

(d)

Section 3 of the Agreement is amended by adding a new clause (e) as follows:

"(e)

Upon and subject to Closing, Ulster agrees to grant Minco the 2% net smelter returns royalty payable to Minco in respect of the Curraghinalt property;".

(e)

Section 4 of the Agreement is amended by adding the words "and the Ulster Shareholder Loans" after the words "Ulster Shares" in the opening wording of such section.

(f)

Section 5 of the Agreement is amended by adding new clauses (c) and (d) as follows:

"(c)

Minco releasing Strongbow from its obligation to grant and pay the 2% net smelter returns royalty payable to Minco in respect of the Curraghinalt property; and

(d)

Ulster granting the 2% net smelter returns royalty payable to Minco in respect of the Curraghinalt property.".

(g)

Section 6 of the Agreement is amended by adding a new clause (f) as follows:

"(f)

Tournigan not objecting to any terms or conditions to the release of Strongbow of its royalty obligations referred to in section 5(c) above.".

Except as amended hereby, the parties hereto confirm the provisions of the Agreement shall continue in full force and effect.

If you are in agreement with the foregoing, please countersign this agreement in the space provided below and return such countersigned copy to Strongbow by fax at (604) 668-8366.

Yours Truly,

STRONGBOW EXPLORATION INC.

By:   “Grenville Thomas”

D. Grenville Thomas, Chief Executive Officer

ULSTER MINERALS LIMITED

By:     “Grenville Thomas”

D. Grenville Thomas, Director

By:   “William Wolfe”

William J. Wolfe, Director

Tournigan Gold Corporation hereby agrees to the amendments to the Agreement outlined above.

Dated:

, 2004

TOURNIGAN GOLD CORPORATION

Per:

“Garry Stock”

Authorized Signatory

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